EXHIBIT 16.1

September 13, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re	First America Resources Corporation

File No: 333-175482

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated September 13, 2017, of First America Resources Corporation (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/ Enterprise CPAs, Ltd.

Chicago, IL 60616

September 13, 2017